UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2020

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

(Exact name of registrant as specified in our charter)

Cayman Islands	001-38631	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road, Jiuxianqiao, Chaoyang District, Beijing, China	100016
(Address of Principal Executive Offices)	(Zip Code)

+86-01-87700500

(Registrant’s telephone number, including area code)

TKK Symphony Acquisition Corporation

c/o Texas Kang Kai Capital Management (Hong Kong) Limited

2039, 2/F United Center,

95 Queensway Admiralty, Hong Kong

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.0001 per share	GSMG	The NASDAQ Stock Market LLC
Warrants, each exercisable for one-half of one Ordinary Share	GSMGW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On February 21, 2020, Glory Star New Media Group Holdings Limited (“GS Holdings”) filed a Current Report on Form 8-K (“Original Filing”) reporting the consummation of the share exchange transaction (the “Business Combination”) contemplated by the Share Exchange Agreement dated as of September 6, 2019, as amended ( “Share Exchange Agreement”), by and among TKK Symphony Acquisition Corporation, our predecessor (“TKK”), Glory Star New Media Group Limited, a Cayman Islands exempted company (“Glory Star”), Glory Star New Media (Beijing) Technology Co., Ltd., a wholly foreign-owned enterprise limited liability company (“WFOE”) incorporated in the People’s Republic of China (“PRC”) and indirectly wholly-owned by Glory Star, Xing Cui Can International Media (Beijing) Co., Ltd., a limited liability company incorporated in the PRC (“Xing Cui Can”), Horgos Glory Star Media Co., Ltd., a limited liability company incorporated in the PRC (“Horgos”), each of Glory Star’s shareholders (collectively, the “Sellers”), TKK Symphony Sponsor 1, TKK’s sponsor (the “Sponsor”), in the capacity as the representative from and after the closing of the Business Combination for TKK’s shareholders other than the Sellers, and Bing Zhang, in the capacity as the representative for the Sellers thereunder, pursuant to which Glory Star New Media Group Holdings Limited (“GS Holdings” or “we”) acquired 100% of the equity interests of Glory Star from the Sellers. On February 28, 2020, we filed Amendment No. 1 to the Original Filing (“Amendment 1” collectively with the Original Filing, the “Current Report”) to include Exhibits 16.1 and 16.2 in connection with the changes in certifying accountants by GS Holdings and Glory Star.

With our filing of the Form 10-K on March 31, 2020 (“Form 10-K”), we are concurrently filing this Amendment No. 2 to the Current Report (“Amendment 2”) (i) to supplement the disclosure on Item 2.02 to include the Management’s Discussion and Analysis of Financial Condition And Results of Operations of Glory Star for the years ended December 31, 2018 and 2019, and (ii) to provide the Audited Consolidated Financial Statements as at December 31, 2018 and 2019 and for the two years then ended December 31, 2019 for Glory Star in Exhibit 99.5 (collectively the “Supplemental Information”). Except for the Supplemental Information, this Amendment 2 does not amend or restate the Current Report, nor does it modify or update those disclosures affected by subsequent events or discoveries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The risks and uncertainties include, but are not limited to:

●	future operating or financial results;

●	future payments of dividends, if any, and the availability of cash for payment of dividends, if any;

●	future acquisitions, business strategy and expected capital spending;

●	assumptions regarding interest rates and inflation;

●	ability to attract and retain senior management and other key employees;

●	ability to manage our growth;

●	fluctuations in general economic and business conditions;

●	financial condition and liquidity, including our ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;

●	estimated future capital expenditures needed to preserve our capital base;

●	the ability to meet the Nasdaq continuing listing standards, and the potential delisting of our securities from Nasdaq;

●	potential changes in the legislative and regulatory environments;

●	a lower return on investment;

●	potential volatility in the market price of our securities; and

●	other factors discussed in “Risk Factors” in the Original Filings and the Form 10-K.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and file as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF CERTAIN DEFINITIONS

Except where the context otherwise requires and for the purposes of this report only:

●	”we,” “us,” “our,” or the “Company,” means the combined business of GS Holdings and the Glory Star Group;

●	”Business Combination” means the acquisition of Glory Star by TKK pursuant to the terms of the Share Exchange Agreement;

●	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

●	“GS Holdings” means Glory Star New Media Group Holdings Limited, a Cayman Islands exempted company;

●	“Glory Star Group” means Glory Star together with our consolidated subsidiaries and VIEs;

●	“Glory Star” means Glory Star New Media Group Limited, a Cayman Islands exempted company;

●	“Horgos” means Horgos Glory Star Media Co., Ltd., a limited liability company incorporated in the PRC;

●	“Nasdaq” means the Nasdaq Capital Market;

●	“PRC” means the People’s Republic of China;

●	“Purchaser Representative” means TKK Symphony Sponsor 1, a Cayman Islands exempted company, as representative of the Purchaser;

●	“RMB” refers to Renminbi, the lawful currency of China;

●	“SEC” means the United States Securities and Exchange Commission;

●	“Securities Act” means the United States Securities Act of 1933, as amended;

●	“Seller Representative” means Bing Zhang, as representative of the Sellers;

●	“Sellers” means the shareholders of Glory Star;

●	“Share Exchange Agreement” means the Share Exchange Agreement, dated as of September 6, 2019, as may be amended from time to time, by and among TKK, Glory Star, WFOE, Xing Cui Can, Horgos, each of the Sellers, the Purchaser Representative, and the Seller Representative.

●	“Sponsor” means TKK Symphony Sponsor 1, a Cayman Islands exempted company;

●	“TKK” means our predecessor TKK Symphony Acquisition Corporation;

●	“VIE Contracts” means certain documents executed by the VIEs, the WFOE, the shareholders of the VIEs and certain other parties thereto as necessary to implement certain contractual arrangements in the PRC, which allow the WFOE to (i) exercise effective control over the VIEs and their subsidiaries, (ii) receive substantially all of the economic benefit of the VIEs and their subsidiaries; and (iii) have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law;

●	“VIEs” means Xing Cui Can and Horgos, our variable interest entities;

●	“WFOE” means Glory Star New Media (Beijing) Technology Co., Ltd., a wholly foreign-owned enterprise limited liability company and indirectly wholly-owned by Glory Star; and

●	“Xing Cui Can” means Xing Cui Can International Media (Beijing) Co., Ltd., a limited liability company incorporated in the PRC.

RELIANCE ON SEC ORDER GRANTING CONDITIONAL EXEMPTIONS DUE TO CIRCUMSTANCES

RELATED TO THE CORONAVIRUS DISEASE 2019 (COVID-19)

On March 4, 2020, the SEC issued Order Release No. 34-99318 under Section 36 of the Exchange Act (the “Order”), which granted exemptions to registrants subject to the reporting requirements of the Exchange Act Section 13(a) or 15(d) due to circumstances related to the coronavirus disease 2019 (COVID-19).

Pursuant to the Order, we filed a Current Report of Form 8-K with the SEC on March 16, 2020 stating (i) we are relying on the SEC Order dated March 4, 2020 with respect to the filing of the amendment to the Current Report on Form 8-K (“Super 8-K Amendment”), which absent the Order, was due on March 16, 2020; and (ii) we are unable to file the Super 8-K Amendment on a timely basis due to the implementation of travel restrictions, quarantines and staffing issues as a result of COVID-19. As our headquarters and operations are located in Beijing, China, the initiations of travel restrictions and mandatory quarantines by the Chinese government to control the spread of COVID-19 within China have impacted our daily operations. In addition, we have also taken pro-active measures to protect our employees by implementing self-quarantine measures of at least 14 days for staff who have traveled from other regions within China. As a result of these actions taken by us and the Chinese government due to COVID-19, we are unable to timely file this Super 8-K Amendment by March 16, 2020 and had filed a Current Report of Form 8-K with the SEC in reliance on the SEC Order.

Item 2.02.	Results of Operations and Financial Conditions.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Glory Star for the years ended December 31, 2018 and 2019 is set forth below.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF GLORY STAR

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2019

Please note that the information provided below relates to the combined company after the acquisition of Glory Star pursuant to the Business Combination, except that information relating to periods prior to the date of the closing of the Business Combination only relate to Glory Star unless otherwise specifically indicated or the context otherwise requires. Reference to dollar amounts in this Amendment 2 shall mean United States Dollars.

You should read the following discussion and analysis of Glory Star Group’s financial condition and results of operations in conjunction with its consolidated financial statements and the related notes included in Exhibit 99.5. This discussion contains forward-looking statements that involve risks and uncertainties. Glory Star Group’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in the Current Report and elsewhere in the Form 10-K.

Recent Developments

Share Exchange Agreement

On February 14, 2020, TKK consummated the Business Combination contemplated by the Share Exchange Agreement pursuant to which the Company acquired 100% of the equity interests of Glory Star from the Sellers. Upon closing of the Business Combination, the Company acquired all of the issued and outstanding securities of Glory Star in exchange for (i) approximately 41,204,025 of our ordinary shares (“Closing Payment Shares”), or one ordinary share for approximately 0.04854 outstanding shares of Glory Star, of which 2,060,201 of the Closing Payment Shares (the “Escrow Shares”) shall be deposited into escrow to secure certain indemnification obligations of the Sellers, plus (ii) earnout payments consisting of up to an additional 5,000,000 of our ordinary shares if we meet certain financial performance targets for the 2019 fiscal year, which we believe we have met and an additional 5,000,000 of our ordinary shares if we meet certain financial performance targets for the 2020 fiscal year (the “Earnout Shares”). In the event that a financial performance target is not met for the 2019 fiscal year and/or 2020 fiscal year but we meet certain financial performance targets for the 2019 fiscal year and 2020 fiscal year combined, the Sellers will be entitled to receive any Earnout Shares that they otherwise did not receive (the “Alternative Earnout”).

In connection with the Share Exchange Agreement:

-       TKK entered into a Registration Rights Agreement (“Registration Rights Agreement”) with the Sponsor and the Sellers pursuant to which TKK will grant certain registration rights to the Sellers with respect to the registration of the Closing Payment Shares and Earnout Shares.

-       TKK entered into a Lock-Up Agreement (“Lock-Up Agreement”) with certain Sellers that directly or indirectly own in excess of 10% of Glory Star Group equity prior to the Closing pursuant to which each Seller party thereto agreed that such Seller will not, during the period from the Closing and ending on the earlier of (i) with respect to 50% of the Closing Payment Shares (including Escrow Shares) and Earnout Shares (“Restricted Securities”), (x) the six month anniversary of the date of the Closing, (y) the date on which the Closing sale price of our ordinary shares equals or exceeds $12.50 per share for any 20 trading days within any 30 trading day period commencing after the Closing, and (z) the date after the Closing on which we consummate a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party (a “Subsequent Transaction”), and (ii) with respect to the remaining 50% of the Restricted Securities, (x) the one year anniversary of the date of the Closing and (y) the date after the Closing on which we consummate a Subsequent Transaction, sell, transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, the Restricted Securities, or publicly disclose the intention to do any of the foregoing. Each Seller further agreed that the Escrow Shares will continue to be subject to such transfer restrictions until they are released from the escrow account. However, each Seller party thereto will be allowed to transfer any of our Restricted Securities (other than the Escrow Shares while they are held in the escrow account) by gift, will or intestate succession or to any affiliate, shareholder, members, party or trust beneficiary, provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the applicable Lock-Up Agreement.

-       TKK entered into a Non-Competition and Non-Solicitation Agreement (“Non-Competition Agreement”) with certain Sellers that directly or indirectly own in excess of 30% of Glory Star’s equity prior to the Closing (including Glory Star Group’s chairman) and their principal shareholders (together with the applicable Seller, the “Subject Parties”). Under the Non-Competition Agreements, for a period of three (3) years after the Closing, each Subject Party and our affiliates will not, without our prior written consent, anywhere in the PRC or any other markets directly or indirectly engage in which we are engaged, or are actively contemplating to become engaged, in the Business (as defined below) (or own, manage, finance or control, or become engaged or serve as an officer, director, employee, member, partner, agent, consultant, advisor or representative of, an entity that engages in) of online media and entertainment services (collectively, the “Business”). However, the Subject Parties and their respective affiliates may own passive investments of no more than 3% of any class of outstanding equity interests in a competitor that is publicly traded, so long as the Subject Parties and their affiliates and their respective directors, officers, managers and employees who were involved with the our business, and the immediate family members of the Subject Parties or their respective affiliates, are not involved in the management or control of such competitor. Under the Non-Competition Agreements, during such restricted period, the Subject Parties also will not, without our prior written consent, (i) solicit or hire our employees, consultants or independent contractors as of the Closing (or during the year prior to the Closing) or otherwise interfere with our relationships with such persons, (ii) solicit or divert the our customers as of the Closing (or during the year prior to the Closing) relating to the Business or otherwise interfere with our contractual relationships with such persons, or (iii) interfere with or disrupt any of our vendors, suppliers, distributors, agents or other service providers for a purpose competitive with us as it relates to the Business. The Subject Parties will also agree in each Non-Competition Agreement to not disparage us and to keep confidential and not use our confidential information.

Immediately after the Business Combination, our public shareholders own approximately 5.05% of GS Holdings, TKK’s former directors, officers and initial shareholders, including the Sponsor, and EarlyBirdCapital, Inc. (“EBC”) own approximately 12.16% of GS Holdings, and the Sellers own approximately 82.79% of GS Holdings.

After giving effect to the Business Combination transaction and the issuance of the Closing Payment Shares described above, there are 49,767,866 of our ordinary shares issued and outstanding.

Overview

Glory Star Group provides advertisement and content production services and operates a leading mobile and online digital advertising, media and entertainment business in China. After launching its CHEERS App in 2018, it is fast becoming one of the leading e-commerce platforms in China by allowing its users to access its online store (e-Mall), video content, live streaming, and online games. Glory Star Group focuses on creating original professionally-produced content featuring lifestyle, culture and fashion to monetize its advertising and e-commerce platform. Glory Star Group mainly offers and generates revenue from the copyright licensing of self-produced content, advertising and customized content production and CHEERS e-Mall marketplace service and others. Glory Star Group intends to capitalize on the immense growth potential of China’s live streaming and e-commerce markets while cultivating new, innovative monetization opportunities.

Currently, Glory Star Group generates a substantial part of its revenues from advertising placed within its mobile and online video content and on its e-commerce platform. With the launch of its e-Mall in 2019, Glory Star Group anticipates that there will be fast growth in revenues generated in its e-Mall, and its mobile and online advertising business will still grow and remain one of its largest sources of revenue.

Key Metrics

Glory Star Group monitors the following key metrics to evaluate the growth of its business, measure the effectiveness of its marketing efforts, identify trends affecting its business, and make strategic decisions:

CHEERS App Downloads. Glory Star Group defines this metric as the total number of downloads of the CHEERS App as of the end of the period. Because Glory Star Group has expanded into e-commerce through its CHEERS App, it believes that this is a key metric in understanding the growth in this business. The number of downloads demonstrates whether Glory Star Group is successful in its marketing efforts in converting viewers of its professionally-produced content on other platforms to the CHEERS App. Glory Star Group views the number of downloads at the end of a given period as a key indicator of the attractiveness and usability of its CHEERS App and the increased traffic to its e-Mall platform. As of December 31, 2018 and 2019, downloads of the CHEERS App exceeded 12 million and 85 million, respectively. As of February 29, 2020, the cumulative number of downloads of the CHEERS App exceeded 95 million. Glory Star Group believes that this increase in downloads demonstrate the success it has in converting viewers of its content to the CHEERS App.

Gross Merchandise Value (GMV). Glory Star Group defines gross merchandise value, or GMV, as the volume of merchandise sold through its CHEERS App at the end of the period. As Glory Star Group grows its e-Mall platform, it is important to monitor the volume of merchandise that it has sold through the e-Mall. By keeping track of the GMV, it allows Glory Star Group to determine the attractiveness of its CHEERS App platform to its merchants and users. For the year ended December 31, 2019, Glory Star Group’s e-Mall has carried over 13,180 Stock Keeping Units (“SKUs”) and recorded over RMB133.76 million (US$19.36 million) in the volume of merchandise sold through its CHEERS App - gross merchandise value (“GMV”), achieving an impressive monthly GMV of RMB33.73 million (US$4.82 million) in December 2019, up from only RMB1.3 million (US$0.2 million) in April 2019. As of February 29, 2020, Glory Star Group’s e-Mall has recording over RMB 153.71 million (US$22.25 million) in GMV. Glory Star Group believes that growth in the GMV will be driven significantly by Glory Star Group’s ability to attract and retain users to the CHEERS App through its professionally-produced content and to further enhance its product offerings.

Daily Active Users (DAUs). Glory Star Group defines daily active users, or DAUs, as a user who has logged in or access Glory Star Group’s online video content and/or its e-commerce platform using the CHEERS App, whether on a mobile phone or tablet. Glory Star Group calculates DAUs using internal company data based on the activity of the user account and as adjusted to remove “duplicate” accounts. DAU is a tool that management uses to manage its operations. In particular, management sets daily targets of DAUs and monitors the DAUs to see whether to make adjustments as to its promotional activities, advertising campaign, and/or online video contents. On average for the years 2018 and 2019, the DAU were 0.41 million and 1.91 million, respectively. The DAU was 3.89 million on average for the month of February 2020.

COVID-19 Affecting Our Results of Operations

In December 2019, COVID-19 started to hit China, and then other parts of the world in early 2020. The pandemic has resulted in quarantines, travel restrictions, and temporary closure of stores and facilities in China and elsewhere.

With the rapid spread of COVID-19, the global economy is under tremendous pressure and has triggered unprecedented policy changes in governments around the world. However, if the epidemic is not controlled in a timely manner, this could adversely affect China's business. We closely monitor the development of COVID-19 and continuously evaluate the potential impact on our industry and Company.

Although the COVID-19 outbreak may materially adversely affect the global economic, there is a high rapid growth in the online entertainment and online consumption due to the restriction on outdoor activities. Glory Star Group has seen a rapid growth in its mobile and online operation during this period. Compared to the fourth quarter of 2019, the download number of CHEERS App has increased by 15%, DAUs has increased by 8%; and the monthly active users (“MAUs”) also get a 7% increase. The total video playback volume has exceeded 10 billion, which is a 33% increase compared to the average volume in year 2019. The average playback length of each video has increased by 10%.

Glory Star Group’s e-Mall also has had a rapid growth, while the DAUs of e-Mall has increased by 7%, and the MAUs of e-Mall also increased by 6% compared to the average DAU and MAUs of year 2019. Among them, the sales of electric products and household cleaning products have increased by 50% and 10%, respectively.

Glory Star Group has confidence in the overall market positioning and strategy. With a strong and efficient execution, Glory Star Group believes that its operating net income increase and will provide more valuable content and products to the users and customers.

Critical Accounting Policies

(a) Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The consolidated financial statements include the financial statements of Glory Star Group, its subsidiaries, its VIEs and its VIEs’ subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

(b) Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, allowance for unamortized production content, the useful lives of property and equipment and intangible assets, impairment of long-lived assets, valuation allowance for deferred tax assets and revenue recognition. Actual results could differ from those estimates.

(c) Accounts Receivable, net

Accounts receivable represent the amounts that Glory Star Group has an unconditional right to consideration when Glory Star Group has satisfied its performance obligation. Glory Star Group does not have any contract assets since revenue is recognized when control of the promised services is transferred and the payment from customers is not contingent on a future event. Glory Star Group maintains allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyses historical bad debt, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to estimate the allowance. Past due accounts are generally written off against the allowance for bad debts only after all collection attempts have been exhausted and the potential for recovery is considered remote.

(d) Unamortized produced content

Produced content includes direct production costs, production overhead and acquisition costs and is stated at the lower of unamortized cost or estimated fair value. Produced content also includes cash expenditures made to enter into arrangements with third parties to co-produce certain of its productions.

Glory Star Group uses the individual-film-forecast-computation method and amortizes the produced content based on the ratio of current period actual revenue (numerator) to estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator) in accordance with ASC 926. Ultimate revenue estimates for the produced content are periodically reviewed and adjustments, if any, will result in prospective changes to amortization rates. When estimates of total revenues and other events or changes in circumstances indicate that a film or television series has a fair value that is less than its unamortized cost, a loss is recognized currently for the amount by which the unamortized cost exceeds the film or television series’ fair value. For the years ended December 31, 2018 and 2019, $16.3 million and $17.2 million were amortized to the cost of sales and as of December 31, 2018 and 2019, impairment allowance of $nil and $nil was recorded.

(e) Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income/loss in the year of disposition. Estimated useful lives are as follows:

Estimated Useful Life
Electric equipment	3 Years
Office equipment and furniture	3 - 5 Years
Leasehold improvement	Shorter of useful life or lease term

(f) Intangible asset, net

Intangible asset is stated at cost less accumulated amortization and amortized in a method which reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise used up. The balance of intangible asset represents software related to CHEERS App, a mobile application that allows its users to access its online store (e-Mall), video content, live streaming, and online games. The software is acquired externally tailored to Glory Star Group’s requirements and is amortized straight-line over 7 years in accordance with the way Glory Star Group estimates to generate economic benefits from such software.

(g) Impairment of Long-lived Assets

In accordance with ASC Topic 360, Glory Star Group reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. Glory Star Group recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. Glory Star Group did not record any impairment charge for the years ended December 31, 2018 and 2019.

(h) Leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, Leases (Topic 842), which is effective for annual reporting periods (including interim periods) beginning after December 15, 2018, and early adoption is permitted. Glory Star Group has adopted the Topic 842 on January 1, 2019 using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements.

Glory Star Group leases its offices, which are classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, Glory Star Group recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. No impairment for right-of-use lease assets as of December 31, 2019.

Glory Star Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

(i) Advances from customers

Advances from customers amounted to $0.25 million and $0.61 million at December 31, 2018 and 2019, respectively, which represent advance payment received from our customers for merchandise that had not yet been shipped or services that had not yet been provided.

Glory Star Group will recognize the advances as revenue when it has transferred control of the goods or services to which the advances relate, and has no obligation under the contract to transfer additional goods or services, and the consideration received from the customer is non-refundable.

(k) Revenue Recognition

Glory Star Group early adopted the new revenue standard Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, starting January 1, 2017 using the modified retrospective method for contracts that were not completed as of December 31, 2016. The adoption of this ASC 606 did not have a material impact on Glory Star Group’s consolidated financial statements.

The core principle of this new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which Glory Star Group expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when Glory Star Group satisfies a performance obligation

Glory Star Group mainly offers and generates revenue from the copyright licensing of self-produced content, advertising and customized content production and others. Revenue recognition policies are discussed as follows:

Copyright revenue

Glory Star Group self produces or coproduces TV series featuring lifestyle, culture and fashion, and licenses the copyright of the TV series on an episode basis to the customer for broadcast over a period of time. Generally, Glory Star Group signs a contract with a customer which requires Glory Star Group to deliver a series of episodes that are substantially the same and that have the same pattern of transfer to the customer. Accordingly, the delivery of the series of episodes is defined as the only performance obligation in the contract.

For the TV series produced solely by Glory Star Group, Glory Star Group satisfies its performance obligation over time by measuring the progress toward the delivery of the entire series of episodes which is made available to the licensee for exhibition after the license period has begun. Therefore, the copyright revenue in a contract is recognized over time based on the progress of the number of episodes delivered.

Glory Star Group also coproduces TV series with other producers and licenses the copyright to third-party video broadcast platforms for broadcast. For TV series produced by Glory Star Group with co-producers, Glory Star Group satisfies its performance obligations over time by the delivery of the entire series of episodes to the customer, and requires the customer to pay consideration based on the number and the unit price of valid subsequent views of the TV series that occur on a broadcast platform. Therefore, the copyright revenue is recognized when the later of the valid subsequent view occurs or the performance obligation relating to the delivery of a number of episodes has been satisfied.

Advertising revenue

Glory Star Group generates revenue from sales of various forms of advertising on its TV series and streaming content by way of 1) advertisement displays, or 2) the integration of promotion activities in TV series and content to be broadcast. Advertising contracts are signed to establish the different contract prices for different advertising scenarios, consistent with the advertising period. Glory Star Group enters into advertising contracts directly with the advertisers or the third-party advertising agencies that represent advertisers.

For contracts that involve third-party advertising agencies, Glory Star Group is principal as Glory Star Group is responsible for fulfilling the promise of providing advertising services and has the discretion in establishing the price for the specified advertisement. Under a framework contract, Glory Star Group receives separate purchase orders from advertising agencies before the broadcast. Accordingly, each purchase order is identified as a separate performance obligation, containing a bundle of advertisements that are substantially the same and that have the same pattern of transfer to the customer. Where collectability is reasonably assured, revenue is recognized monthly over the service period of the purchase order.

For contracts signed directly with the advertisers, Glory Star Group commits to display a series of advertisements which are substantially the same or similar in content and transfer pattern, and the display of the whole series of advertisements is identified as the single performance obligation under the contract. Glory Star Group satisfies its performance obligations over time by measuring the progress toward the display of the whole series of advertisements in a contract, and advertising revenue is recognized over time based on the number of advertisements displayed.

Payment terms and conditions vary by contract types, and terms typically include a requirement for payment within a period from 3 to 6 months. Both direct advertisers and third-party advertising agencies are generally billed at the end of the display period and require Glory Star Group to issue VAT invoices in order to make their payments.

However, because the local government tax authority uses a quota system to manage the VAT tax, it normally either delays the VAT invoices issued or does not issue sufficient VAT invoices. As such, Glory Star Group is not able to provide sufficient VAT invoices on a timely manner and results in increased account receivables.

Customized content production revenue

Glory Star Group produces customized short streaming videos according to its customers’ requirement, and earns fixed fees based on delivery. Revenue is recognized upon the delivery of short streaming videos.

CHEERS e-Mall marketplace service revenue

Glory Star Group through CHEERS e-Mall, an online e-commerce platform, enables third-party merchants to sell their products to consumers in China. Glory Star Group charges fees for platform services to merchants for sales transactions completed on the CHEERS e-Mall including but not limited to products displaying, promotion and transaction settlement services. Glory Star Group does not take control of the products provided by the merchants at any point in the time during the transactions and does not have latitude over pricing of the merchandise. Transaction services fee is determined as the difference between the platform sales price and the settlement price with the merchants. CHEERS e-Mall marketplace service revenue is recognized at a point of time when Glory Star Group’s performance obligation to provide marketplace services to the merchants are determined to have been completed under each sales transaction upon the consumers confirming the receipts of goods. Payments for services are generally received before deliveries.

Glory Star Group provides coupons at its own discretion as incentives to promote CHEERS e-Mall marketplace with validity usually less than two months, which can only be used in future purchases of eligible merchandise offered on CHEERS e-Mall to reduce purchase price that are not specific to any merchant. Consumers are not customers of Glory Star Group, therefore incentives offered to consumers are not considered consideration payable to customers. As the consumers are required to make future purchases of the merchants’ merchandise to redeem these coupons, Glory Star Group does not accrue any expense for coupons when granted and recognizes the amounts of redeemed coupons as marketing expenses when future purchases are made.

Other Revenues

Other revenue primarily consists of copyrights trading of purchased TV-series and the sales of products on Taobao platform. For copyright licensing of purchased TV-series, Glory Star Group recognizes revenue on net basis at a point of time upon the delivery of master tape and authorization of broadcasting right. For sales of product, Glory Star Group recognizes revenue upon the transfer of products according to the fixed price and production amount in sales orders.

The following table identifies the disaggregation of our revenue for the years ended December 31, 2018 and 2019, respectively:

	For the years ended December 31,
	2018	2019
	(USD in the thousands)
Category of Revenue:
Advertising revenue	$34,883	$48,391
Copyrights revenue	13,383	7,369
Customized content production revenue	7,707	9,098
CHEERS e-Mall marketplace service revenue	-	670
Other revenue	383	249
Total	$56,356	$65,777

Timing of Revenue Recognition:
Services transferred over time	$55,973	$64,858
Services transferred at a point in time	-	670
Goods transferred at a point in time	383	249
Total	$56,356	$65,777

Glory Star Group applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. Glory Star Group does not have any significant incremental costs of obtaining contracts with customers incurred and/or costs incurred in fulfilling contracts with customers within the scope of ASC Topic 606, that shall be recognized as an asset and amortized to expenses in a pattern that matches the timing of the revenue recognition of the related contract.

(l) Income Taxes

Glory Star Group accounts for income taxes using the asset/liability method prescribed by ASC 740, “Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. Glory Star Group records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. Glory Star Group does not believe that there was any uncertain tax position at December 31, 2018 and 2019.

Glory Star Group’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,364). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. As of December 31, 2019, the tax years ended December 31, 2016 through December 31, 2019 for Glory Star Group’s PRC subsidiaries remain open for statutory examination by PRC tax authorities.

(m) Recent Accounting Pronouncements

In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. For public business entities that are U.S. Securities and Exchange Commission (SEC) filers, the amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities may adopt the amendments in this update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which the Group is required to recognize an allowance based on its estimate of expected credit loss. Glory Star Group does not expect any material impact on its consolidated financial statements and related disclosures as a result of adopting the new standard.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The objective of ASU 2018-13 is to improve the effectiveness of disclosures in the notes to the financial statements by removing, modifying, and adding certain fair value disclosure requirements to facilitate clear communication of the information required by generally accepted accounting principles. The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 with early adoption permitted upon issuance of this ASU. Glory Star Group does not expect any material impact on its consolidated financial statements and related disclosures as a result of adopting the new standard.

In March 2019, the FASB issued ASU No. 2019-02, Entertainment-Films-Other Assets-Film Costs (Subtopic 926-20) and Entertainment-Broadcasters-Intangibles-Goodwill and Other (Subtopic 920-350): Improvements to Accounting for Costs of Films and License Agreements for Program Materials. The objective of ASU 2019-02 is to better reflect the economics of an episodic television series, align the accounting with films, and provide more relevant financial reporting information to users of financial statements. For public business entities, the amendments in ASU No. 2019-02 are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted, including early adoption in an interim period. Glory Star Group does not expect any material impact on its consolidated financial statements and related disclosures as a result of adopting the new standard.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. Glory Star Group does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

Results of Operations

Comparison of Results of Operations for the Years Ended December 31, 2018 and 2019

The following table summarizes our historical consolidated statements of operations data:

(in thousands, except for percentages)
	For the years ended December 31,
	2018		2019		Change
	USD	%	USD	%	Amount	%
Revenues:	56,356	100.00	65,777	100.00	9,421	16.72
Operating expenses:
Cost of Revenue	35,777	63.48	31,901	48.50	(3,876)	(10.83)
Selling and marketing	3,250	5.77	3,154	4.79	(96)	(2.95)
General and administrative	3,024	5.37	3,134	4.76	110	3.64
Research and development expense	502	0.89	749	1.14	247	49.20
Total operating expense	42,553	75.51	38,938	59.20	(3,615)	(8.50)

Income from operations	13,803	24.49	26,839	40.80	13,036	94.44

Total other expenses, net	(196)	(0.35)	(245)	(0.37)	(49)	25.00
Income before income taxes	13,607	24.14	26,594	40.43	12,987	95.44
Income tax benefit (expenses)	83	0.15	(191)	(0.29)	(274)	(330.12)
Net income	13,690	24.29	26,403	40.14	12,713	92.86
Net income attributable to Glory Star New Media Group Limited’s shareholders	13,534	24.02	26,323	40.02	12,789	94.50

Revenues

Glory Star Group primarily has four broad categories of revenues: copyright licensing, advertising, customized content production and CHEERS e-Mall market service.

Glory Star Group’s revenues for the years ended December 31, 2018 and 2019 were $56.4 million and $65.8 million, respectively. The primary increase in revenues were driven by following factors: (1) successful development of self-owned mobile CHEERS that allows its users to access its online video content, live shows, online games and shopping. Benefiting from the explosive growth of live shows, it attracts numerous active users to provide a platform for more advertisers; (2) outspread short video production. Glory Star Group enhanced the production ability to provide flexible content tailored to various customers’ demands, as well as implanting advertisements suitable for the video scenarios; (3) more premium network drama. Glory Star Group cooperated with experienced producers to develop network dramas which were greatly recognized by the audience, gaining wide popularity.

Operating expenses

Operating expenses consists of cost of revenues, selling and marketing, general and administrative and research and development expense.

Cost of revenues consists primarily of production cost of TV series, short stream video and network drama, labor cost and related benefits, payments to various channel owners for broadcast, purchase cost of goods and copyrights and costs associated with the operation of the Company’s online game and shopping platform CHEERS App such as bandwidth cost and amortization of intangible assets. Glory Star Group’s cost of revenues decreased by $3.9 million, or 10.83%, to $31.9 million for the year ended December 31, 2019 from $35.8 million for year ended December 31, 2018, mainly attributed by the decrease of expenditure on the payments to various channel owners for broadcast advertisements, as we made more use of our own platform CHEERS App which has already attracted large number users to provide advertising service.

Glory Star Group’s sales and marketing expenses primarily consist of salaries and benefits of sales department, advertising fee, travelling expense and CHEERS e-Mall marketing expense. Glory Star Group’s sales and marketing expenses decreased by $96,000, or 2.95% to $3.2 million for the year ended December 31, 2019 from $3.3 million for the year ended December 31, 2018. Such decrease was primarily due to the decrease of advertising fee offset by the increase of CHEERS e-Mall marketing expense. The decease of adverting fee was due to that Glory Star Group could promote and maintain its brand name by self-owned platform or content and reduced dependency on other advertisements. The increase of CHEERS e-Mall marketing expense was caused by more coupons and reward points provided to users on CHEERS e-Mall to attract more consumption.

Glory Star Group’s general and administrative expenses consist primarily of salaries and benefits of members of its management and bad debt provision expense for accounts receivable and professional service fees. Glory Star Group’s general and administrative expenses increased by $0.11 million, or 3.64%, to $3.1 million for the year ended December 31, 2019 from $3.0 million for the year ended December 31, 2018. Such increase was mainly due to the increase of professional service related to business combination and listing.

Glory Star Group’s research and development expenses consist primarily of salaries and benefits for its research and development department. Research and development expenses increased by $0.25 million, or 49.20%, to $0.75 million for the year ended December 31, 2019 from $0.50 million for the year ended December 31, 2018. Such increase was mainly due to the increase of headcount in IT department during the year ended December 31, 2019.

Other expense, net

Other net expenses primarily consist of interest expense, net of $0.20 million and $0.25 million for the year ended December 31, 2018 and 2019, respectively.

Net Income

Net income for the year ended December 31, 2018 and 2019, were $13.7 million and $26.4 million. Glory Star Group’s increase rate of net income exceeded its increase rate of revenue as it raised its gross profit margin of advertising service by making use of its own platform and decreasing payments to various channel owners for broadcasting.

Liquidity and Capital Resources

As of December 31, 2018 and 2019, Glory Star Group’s principal sources of liquidity were cash of approximately $2.4 million and $6.9 million, respectively. Working capital at December 31, 2019 was $44.7 million. Glory Star Group believes its existing cash and working capital will be sufficient to meet its working capital and capital expenditures needs over at least the next 12 months.

All of Glory Star Group’s cash and cash equivalents as of December 31, 2019 were held in China, of which all denominated in Renminbi. In addition, Glory Star is a holding company with no material operations of its own. Glory Star Group conducts its operations primarily through its subsidiaries and VIEs in China. As a result, Glory Star’s ability to pay dividends, if any, depends upon dividends paid by Glory Star’s wholly-owned subsidiaries. Glory Star does not anticipate to pay any dividends in the future as any net income earned will be reinvested in the Company. In addition, Glory Star’s WFOE is permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, Glory Star’s WFOE and each of its consolidated entities is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the SAFE. Glory Star Group currently plans to reinvest all earnings from its WFOE to business development and does not plan to request dividend distributions from the WFOE.

If Glory Star Group experiences an adverse operating environment or incurred anticipated capital expenditure requirement, or if Glory Star Group accelerate its growth, then additional financing may be required. No assurance can be given, however, that the additional financing, if required, would be on favorable terms or available at all. Such financing may include the use of additional debt or the sale or additional securities. Any financing, which involves the sale of equity securities or instruments that are convertible into equity securities, could result in immediate and possibly significant dilutions to our existing shareholders.

Cash Flows

The following table summarizes Glory Star Group’s cash flows for the periods indicated:

	Years Ended December 31,
	2018	2019
	(USD in the thousands)
Net cash (used in) provided by operating activities	(10,589)	26,092
Net cash used in investing activities	(153)	(15,318)
Net cash provided by (used in) financing activities	7,693	(6,224)
Effect of foreign exchange rates	(159)	(68)
Net (decrease) increase in cash and cash equivalents	(3,208)	4,482

Glory Star Group primarily funded its operations from its net revenues, and for the year ended December 31, 2019, it has funded its operations from net revenues and contribution from its shareholders. During the past two fiscal years, Glory Star Group’s account receivables have increased and it has had to supplement its cash flow through short-term borrowing, 93% bank loans of which have been settled as of December 31, 2019. Glory Star Group intends to continue focusing on timelier collections of account receivable which should enhance its cash flows. Glory Star Group anticipates the major capital expenditure in the near future is for the further enhancement of CHEERS App, which amounted to RMB 85.2 million (approximately $12.2 million). To enhance its proposed growth, Glory Star Group anticipates raising capital through the issuance of equity.

Operating Activities

Net cash used in operating activities was $10.6 million for the year ended December 31, 2018. This consisted primarily of net income of $13.7 million, an decrease of prepayment in the amount of $5.6 million due to the decrease of the purchase of production content from third party and the increase of own produce content, an increase of accrued liabilities and other payables of $1.7 million and an increase of VAT and other taxes payable in the amount of $1.1 million; offset by an increase of accounts receivable of $31.4 million due to the limitation of VAT amount by local government tax authority, which resulted in a delayed collection of accounts receivable and an increase of unamortized produced content of $2.3 million.

Net cash provided by operating activities was $26.1 million for the year ended December 31, 2019. This consisted primarily of net income of $26.4 million, and a decrease of prepayment of $4.5 million due to the decrease of the purchase of production content from third party and the increase of own produce content, a decrease of unamortized produced content of $1.3 million, an increase of accounts payable of $ 3.9 million; partially offset by an increase of accounts receivable in the amount of $12.7 million as a result of the increased revenue.

Investing Activities

Net cash used in investing activities was $0.15 million for the year ended December 31, 2018, which was derived from the purchases of equipment.

Net cash used in investing activities was $15.3 million for the year ended December 31, 2019, which was primarily derived from the payments to the acquisition of intangible assets and the purchases of equipment, which was acquired to enhance the shopping, game, media functions of CHEERS App for the future growth of business and operation.

Financing Activities

Net cash provided by financing activities was $7.7 million for the year ended December 31, 2018, consisted of $9.1 million net from short-term bank loans and $9.1 million from mezzanine equity investment, offset by the repayment to related parties of $12.3 million.

Net cash used in financing activities was $6.2 million for the year ended December 31, 2019, consisted of the repayments of bank loans of $ 9.4 million due to the maturity of bank loans; offset by the capital contribution of $3.2 million from Glory Star Group shareholders.

Off-Balance Sheet Arrangements

Glory Star Group did not have during the periods presented, and it does not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits. The following exhibits supplement the previously filed exhibits in the Current Filing:

Exhibit No.	Description
99.5	Audited Consolidated Financial Statements as at December 31, 2018 and 2019 and for the two years then ended December 31, 2019 for Glory Star New Media Group Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Glory Star New Media Group Holdings Limited

	By:	/s/ Bing Zhang
Bing Zhang Chief Executive Officer

Dated: March 31, 2020